Ally Financial Demand Notes: Pricing Supplement

Pricing Supplement Dated: 12/31/2018	Rule 424 (b) (3)
(To Prospectus Dated December 12, 2017)	File No. 333-222012

Ally Financial Inc.
Demand Notes – Floating Rate

Effective Dates	Principal Amount	Rate	Yield

12/31/2018 through 01/06/2019	Under $15,000	1.75%	1.76%
	$15,000 through $50,000	1.95%	1.97%
	$50,000 and above	2.10%	2.12%